Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83233, 333-55578 and 333-65034 of priceline.com Incorporated on Form S-8 and Registration Nos. 333-109929 and 333-115128 of priceline.com Incorporated on Form S-3 of our report dated April 23, 2004, appearing in the Current Report on Form 8-K/A of Travelweb LLC for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 13, 2004